Date: March 13, 2019

To: I.D. Systems, Inc.

Dear Sirs,

“Project Tesla” – Commitment Letter for the Provision of Facilities

1.	I.D. Systems, Inc., a Nasdaq-listed Delaware corporation (“I.D. Systems” or “you”) has advised Bank Hapoalim B.M. (“Bank Hapoalim” or the “Bank”) that you intend to acquire, indirectly, all of the outstanding capital stock of Pointer Telocation Ltd. (currently a TASE & Nasdaq-listed Israeli company) (“Pointer” or the “Company”), inter alia, through Powerfleet Israel Holding Company Ltd., a special purpose Israeli private company (“Pointer HoldCo”), in the framework of an acquisition transaction (the “Transaction”) described in Annex A (the “Transaction Description”).

2.	Unless specifically defined herein, capitalized terms set forth in this letter shall have the meaning ascribed to them in the Transaction Description or the Summary of Principal Terms attached hereto as Annex B (the “Term Sheet”; this letter, the Transaction Description and the Term Sheet, collectively, this “Commitment Letter”).

3.	In connection with the Transaction, and further to our recent discussions, the Bank is pleased to advise you, that based on the information provided by you, we are committing to provide Pointer HoldCo and Pointer (collectively, the “Borrowers”), upon the consummation of the Transaction, the Facilities, subject only to the satisfaction or waiver of the conditions to the entry into the Facilities Agreement set forth in section 5, and to the satisfaction or waiver of the conditions set out in the section entitled “Conditions to Closing” in the Term Sheet, all in accordance with and subject to this Commitment Letter.

4.	This Commitment Letter is based on the information provided by you prior to the date hereof, and you hereby represent and warrant that (with respect to information relating to Pointer and its Material Subsidiaries prior to the Closing Date - to your knowledge):

4.1.	all material written information other than projections and forward-looking statements, is (or will be, when furnished), correct in all material respects and does not (or will not, when furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

4.2.	any projections provided by you will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such projections are so furnished.

You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information was being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly provide additional or revised information (as applicable) such that such representations and warranties are correct in all material respects under those circumstances and the projections are updated.

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5.	Without derogating from any of the above, the execution by the Lenders of the Facilities Agreement shall be subject only to fulfilment of all of the following additional terms and conditions:

5.1.	There not being any impediment, limitation or prohibition to the entry into the Finance Documents, under law or under the requirements of the Bank of Israel (as such are interpreted and implemented by the Bank’s internal procedures), such as reserve requirements, capital adequacy requirements, restrictions on lending to single borrowers or groups of borrowers or restrictions on lending to related parties, including, inter alia, any impediment, limitation or prohibition in connection with the Facilities or their repayment or in regard to any securities provided in connection therewith and the rights granted thereunder or their realization.

Without derogating from the generality of the foregoing, the granting of the Facilities in accordance with the Term Sheet shall not result in a deviation from the limitations set forth in the instructions of the Commissioner of Banks - Proper Conduct of Banking Business Directives (including Directive 313) as to single borrower/groups of Borrowers, or related parties, or any other limitation in this respect, as shall be applicable to the Bank.

5.2.	There shall not occur, at the Lender’s sole reasonable discretion, any material adverse change in relation to the business or financial conditions of the Borrowers and the Material Subsidiaries (with respect to the Material Subsidiaries, taken as a whole, together with Pointer) or there shall be no ground entitling the Lender under the documents signed or that will be signed in favor of the Lender by any of the Borrowers or their subsidiaries (and without regard to any grace or remedy period, if agreed upon) to declare any and all outstanding sums that are due or that will be due from any of the Borrowers or their subsidiaries to the Lender under any such documents, to be immediately due and payable (even if the Bank will not realize its right to do so).

5.3.	All the documents required in connection with the Facility Agreement, the securities and your additional undertakings as specified hereunder, will be executed by all relevant parties in favor of the Finance Parties in form and substance reasonably acceptable to the Bank and as agreed between you and the Bank. Furthermore, all of the consents and approvals, and all of the legal opinions required in connection with the Transaction, the Finance Documents and the securities shall be provided to the Bank in form and substance reasonably acceptable to it.

5.4.	All of the accounts that are required for the provision and administration of the Facilities will be opened with the Bank, and for this purpose, all documents necessary for opening of the accounts as shall be required by the Bank, and all documents required by the Bank in connection with any regulatory requirement, including all documents, resolutions and confirmations relating to “know your customer” and other anti-money laundering checks, to FATCA and to other tax compliance matters - shall all be satisfactorily executed.

5.5.	All amounts required to be paid as of the Closing Date to the Bank in connection with the financing contemplated hereunder, as set out in this Term Sheet and in any other document executed in favor of the Bank in connection with this Commitment Letter.

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5.6.	The Bank has satisfactorily completed a specific due diligence review in connection with the Transaction, relating to any actions under foreign laws (it is being understood, that such review has not been made yet, and that its commencement is also subject to approval by you of the Bank’s foreign counsel fees, as set out in section 6 below).

6.	As consideration for the agreement of the Bank to perform the services described herein, you hereby agree to pay the fees, payments and expenses set forth in the Summary of Principal Terms. In addition, as consideration for the execution of this Commitment Letter and the special examinations required for such purpose, you shall pay us a special one-time non refundable payment in an amount of US $100,000, payable on or prior to the date hereof (the “CL Payment”). The CL Payment shall be transferred by you to the Bank’s account pursuant to the details to be provided to you by the Bank as a condition to the entry into effect of this Letter (it is however clarified, that any payment received after 4:00 PM (Israel time) shall be deemed to have been received on the first business day, as defined by the Bank, following the date of receipt).

In addition, you shall pay the Bank’s Israeli and foreign counsels’ legal fees in connection with the entry into the commitment under this Term Sheet and in connection with the Facilities Agreement and the other Finance Documents, pursuant to their engagements’ terms which shall be approved by you in advance, and shall ensure the payment of the costs and expenses as set forth under the section entitled “Costs and Expenses” in the Summary of Principal Terms.

7.	We wish to clarify that this Commitment Letter is addressed to you only and may not be used, presented or disclosed to any third party (other than to your advisors) without receipt of our written prior consent, except where required by mandatory law or by judiciary or administrative order; provided, however, that no third party may rely on this Commitment Letter, and its provisions are not intended to serve, and will not serve, for the benefit of any third party.

8.	We further clarify that to the extent the Transaction requires the Bank’s consents in connection with any other banking services the Bank provides, or will provide (if any), to any of the entities participating in the Transaction, this Commitment Letter and the Bank’s agreements hereunder may not, in and of itself, shall be construed to constitute any such consent.

9.	The rights and obligations under this Commitment Letter may not be assigned or transferred by you to any other person, and any attempted assignment or transfer without such consent shall be null and void. The Bank may assign any of its rights or obligations hereunder, including any commitment, for purposes of syndication, subject to and as set out in the Summary of Principal Terms.

10.	This Commitment Letter shall be valid until the earlier of: (a) if applicable, the date on which I.D. Systems notified the Bank of a cancellation of the Transaction; (b) the date falling 3 months following the date hereof, being June 13, 2019; and (c) signing of binding Finance Documents. Following such date this Commitment Letter shall be terminated, the Bank will be under no obligation to provide any credit, and this Commitment Letter shall be considered null and void, other than your obligations under sections 6 and 7, and other than as set forth under the section entitled “Law and Jurisdiction” in the Summary of Principal Terms, which will all remain in full force and effect.

[Signature Page Follows]

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Respectfully,

Bank Hapoalim B.M.

By:	/s/ Amnon Kirmayer
Name:	Amnon Kirmayer
Title:	Business Relationship Manager

By:	/s/ Galit Ovadia
Name:	Galit Ovadia
Title:	Senior Business Banker

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To: Bank Hapoalim B.M.

1.	We accepted and agree, as of the date first written above, to the terms of the Commitment Letter, and undertake to pay all payments as set out in section 6 above.

2.	Pursuant to you request, we further undertake, without derogating from the binding effect of our agreement hereunder, that by no later than March 31, 2019, we shall deliver to the Bank a letter, in form and substance satisfactory to the Bank, ratifying our agreement hereunder, and: (a) executed in Tel Aviv, Israel or (b) certified by a notary and an apostille seals, as required under the Israeli Evidence Ordinance [New Version], 5731-1971.

I.D. Systems

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	CFO

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ANNEX A

Project Tesla

Transaction Description

Capitalized terms used but not defined in this Annex A shall have the meanings set forth in the Commitment Letter to which this Annex A is attached and the other annexes attached to such Commitment Letter.

I.D. Systems will enter into an Agreement and Plan of Merger (the “Pointer Merger Agreement”), by and among I.D. Systems, a new company to be established under the laws of Delaware as a wholly-owned subsidiary of I.D. Systems (“Parent Holdco”), Pointer, Pointer Holdco, and Pointer Merger Sub, an Israeli private company and wholly-owned subsidiary of Pointer Holdco (“Pointer Merger Sub”), pursuant to which Pointer Merger Sub will merge with and into Pointer, upon the terms and conditions set forth in the Pointer Merger Agreement, with Pointer surviving as a direct, wholly-owned subsidiary of Pointer Holdco (the “Pointer Merger”), in exchange for consideration consisting of cash and shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”).

Concurrently, and in connection, with the Pointer Merger Agreement, I.D. Systems will also enter into an Investment and Transaction Agreement (the “Investment Agreement”) by and among I.D. Systems, Parent Holdco, I.D. Systems Merger Sub, a Delaware corporation and wholly-owned subsidiary of Parent (“I.D. Systems Merger Sub”) and certain funds affiliated with Abry Senior Equity V, LP (collectively, the “Investors”), pursuant to which, upon the terms and conditions set forth in the Investment Agreement:

(1)  I.D. Systems will reorganize into a new holding company structure by merging I.D. Systems Merger Sub with and into I.D. Systems, with I.D. Systems surviving as a wholly-owned subsidiary of Parent Holdco (the “I.D. Systems Merger”) and whereby each outstanding share of I.D. Systems common stock, $0.01 par value per share (the “I.D. Systems Common Stock”), will be exchanged for one share of Parent Holdco Common Stock; and

(2) immediately following the I.D. Systems Merger, Parent Holdco will issue and sell to the Investors in a private placement shares of Parent’s newly created Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price by the Investors of US$50 million, or $1,000 per share, to finance a portion of the cash consideration payable in the Pointer Merger.

As a result of the transactions contemplated by the Pointer Merger Agreement and the Investment Agreement, I.D. Systems and Pointer Holdco will each become direct, wholly-owned subsidiaries of Parent Holdco, who shall be a NASDAQ listed company (Parent Holdco shall be referred to hereinafter as: “Parent”), and Pointer will become an indirect (through Pointer Holdco), wholly-owned subsidiary of Parent.

The date on which the closing of the transactions contemplated by the Pointer Merger Agreement and Investment Agreement takes place is referred to herein as the “Closing Date.”

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ANNEX B

Summary of Principal Terms

PART A - THE FACILITIES

FACILITY A

Borrower:	Pointer HoldCo

Facility:	Term Loan Facility

Amount:	US$20 million (- to be denominated in NIS, based on the representative conversion rate published by the Bank of Israel as shall be known on the Closing Date but made available to the Borrower in US dollars and registered by the Bank and repaid in NIS)

Currency:	NIS

Availability:	One drawdown on the Closing Date

Repayment:	Amortizing loan with the following payment schedule:

Payment Date, on or around: ● Specific payment date to be agreed on the Finance Documents	Scheduled Payment
first anniversary of the Closing Date	US$2,000,000
second anniversary of the Closing Date	US$5,000,000
third anniversary of the Closing Date	US$5,500,000
fourth anniversary of the Closing Date	US$5,500,000
Final Maturity Date	US$2,000,000

Final Maturity Date:	5 years from the Closing Date

Interest Payments:	Quarterly

Purpose:	Financing of the Acquisition of Pointer by Pointer Holdco and related fees / expenses to be agreed

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Pricing

Interest Rate:	Fixed rate interest, at a rate to be determined by the Lender on the Closing Date on the basis of the calculation set out in Annex C

Step-Up Rate:	If, during two consecutive quarters, Pointer Holdco Net Debt/EBITDA Ratio exceeds 3.5 (based on its consolidated financial statements), then from the end of the period of the financial statements for the second relevant quarter showing such ratio, a 0.5% step-up on the Interest Rate shall apply, until the end of the period of the financial statements for the quarter where such ratio shall not exceed 3.5

Default Rate:	Default Interest shall be paid on any unpaid sum, on terms customary at the Bank from time to time

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Facility B

Borrower:	Pointer HoldCo

Facility:	Term Loan Facility

Amount:	US$10 million (- to be denominated in NIS, based on the representative conversion rate published by the Bank of Israel as shall be known on the Closing Date but made available to the Borrower in US dollars, and registered by the Bank and repaid in NIS)

Currency:	NIS

Availability:	One drawdown on the Closing Date

Repayment:	One instalment, on the Final Maturity Date

Final Maturity Date:	5 years from the Closing Date

Interest Payments:	Quarterly

Purpose:	Financing of the Acquisition of Pointer by Pointer Holdco and related fees and expenses to be agreed

Pricing

Interest Rate:	Fixed rate interest, at a rate to be determined by the Lender on the Closing Date, on the basis of the calculation set out in Annex C

Step-Up Rate:	If, during two consecutive quarters, Pointer Holdco Debt/EBITDA Ratio exceeds 3.5 (based on its consolidated financial statements), then from the end of the period of the financial statements for the second relevant quarter showing such ratio, a 0.5% step-up on the Interest Rate shall apply, until the end of the period of the financial statements for the quarter where such ratio shall not exceed 3.5

Default Rate:	Default Interest shall be paid on any unpaid sum, on terms customary at the Bank from time to time

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Facility C

Borrower:	Pointer

Facility:	Revolving Facility

Amount:	US$10 million (- to be denominated in NIS, based on the representative conversion rate published by the Bank of Israel as shall be known on the Closing Date)

Currency:	The facility amount shall be denominated in NIS, and Utilizations may be made in NIS or US dollar (to be converted into NIS as shall be set out in the Finance Documents for purpose of calculating the available commitment at any time)

Availability of the Facility:	from the Closing Date and until the Final Maturity Date

Final Maturity Date:	5 years from the Closing Date

Available Credit:	The Facility may be utilized for the following types of credit:

(a)	Short Term Loans (for up to 12 months), revolving debitory account facility (Hahad) (revolving automatically, without requiring financial repayment, at the end of each 12 months)

(b)	up to US$2,000,000 (- to be denominated in NIS, based on the representative conversion rate published by the Bank of Israel as shall be known on the Closing Date but made available to the Borrower in NIS or US dollars): Guarantees, L/Cs, hedging

Purpose:	Financing of the ongoing activity and capital expenditure of the Borrower (or, at Borrower’s discretion and subject to any applicable law, financing of the acquisition of Pointer by Pointer Holdco and related fees and expenses to be agreed).

Pricing

Interest Rate on Short Term Loans:

A floating interest rate:

With respect to loans in NIS - Bank’s Prime Rate + 2.5%

With respect to loans in US dollar - LIBOR + 4.60%

Step up rate: If, during two consecutive quarters, Pointer Holdco Debt/EBITDA Ratio exceeds 3.5 (based on its consolidated financial statements), then from the end of the period of the financial statements for the second relevant quarter showing such ratio, a 0.5% step-up on the Interest Rate shall apply, until the end of the period of the financial statements for the quarter where such ratio shall not exceed 3.5

The floating interest will change from time to time on the basis on any changes in the Bank’s Prime Rate or the Libor, as applicable.

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Bank Guarantees commission:	(a)	bank guarantees, excluding financial guarantees, as classified by the Lender: 1.5% per annum

	(b)	financial guarantees: 3.5% per annum

Other types of Credit:	Shall be agreed by the Lender and the Borrower with respect to each service

Commitment Fee:	1.0% per annum of the unutilized amount of Facility C, calculated from the Closing Date until the Final Maturity Date, payable in the beginning of each quarter (with respect to each ending quarter)

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PART B

General Terms and Conditions

Finance Documents:	(a)	The term loans and revolving credit facilities granted to the Borrowers (the “Facilities”) will be documented in the Facilities Agreement (or agreements, at the Bank’s discretion) and the Lenders’ standard forms (together: the “Facilities Agreement”); the Facilities Agreement and other Finance Documents may (at the Bank’s discretion) be in forms applicable to syndicated facilities and in such case shall include provisions required under Israeli law and regulations to be included in any syndicated facilities agreements in connection with the participation of Israeli institutional investors;

	(b)	Security documents relating to all collateral detailed hereunder, as well as all related documents, confirmations and resolutions;

	(c)	Other documentation customary at the Lenders for facilities of the nature contemplated hereunder.

Lenders:	The Bank, and, at Bank’s discretion, any other banks, financial institutions, insurance companies or institutional funds (but not hedge funds) to be selected by the Bank (collectively, the “Lenders”), provided that the Bank shall remain committed to fund the entire financing under the Facilities at the Closing Date. Additional terms and conditions for participation of such Lenders shall be set out in the Facilities Agreement. Changes to the Lenders will be governed by the Finance Documents.

Finance Parties:	(a)	Poalim Trust Services Ltd. shall serve as Security Trustee for purpose of holding the pledged shares of Pointer, as set out in the section entitled “Collateral”.

	(b)	If the Finance Documents shall be in form applicable to syndicated facilities, then the Bank shall serve as Arranger, Facility Agent and Security Agent, on terms to be agreed under the Finance Documents.

Material Subsidiary:	Each wholly-owned or controlled subsidiary of Pointer whose turnover constitutes at least 15% of Pointer’s revenue on a consolidated basis. Any subsidiary meeting such criteria shall become a Material Subsidiary from the date on which Pointer delivered to the bank its applicable financial statements reflecting a subsidiary that meets such criteria, and thereafter. It is clarified that any reference to I.D. Systems, Pointer or Pointer HoldCo shall be to such company and shall not include any reference to its subsidiaries.

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Conditions to Closing:	Any obligation of the Lenders to make any of the Facilities available and any funds to be drawn down by the Borrowers on the Closing Date shall be subject to the fulfillment of the following conditions precedent:

(a)	Execution of all definitive, detailed Finance Documents in accordance with the material terms set out in this Term Sheet and the delivery of all other documents, resolutions, certificates, confirmations, incorporation documents, and legal opinions, customary for facilities of this nature, all in form and substance (without derogating from the material terms set out in this Term Sheet) reasonably satisfactory to the Lenders;

(b)	Delivery to the Bank of the reports required to be delivered by the Borrowers on the Closing Date in the section entitled “Information Undertakings” below;

(c)	Satisfactory evidence of the completion of the Transaction in accordance with the terms presented to the Lenders and as described in the Transaction Description, including in respect of the incorporation of Pointer Holdco as an Israeli company;

(d)	There shall not be any injunction issued by any court in connection with the Transaction;

(e)	Satisfactory evidence that except for a floating charge in favor of the Bank (and except of any permitted liens, if such will be agreed under the Finance Documents), Pointer’s and the Material Subsidiaries’ assets will be free and clear of any pledges, charge, liens or any other security interest;

(f)	Satisfactory evidence that Pointer HoldCo is a special purpose company whose only purposes are (i) to hold the shares of Pointer; (ii) to perform management activities carried out by Pointer and (iii) subject to the Lender’s prior consent after being convinced that there is no adverse impact to its rights or to the Borrowers’ ability to perform all of their obligations under the Finance Documents, to perform commercial activity representing a new line of business for Pointer, and has no obligation or liability except as permitted under the Finance Documents;

(g)	all documents and instruments required to create and perfect the security contemplated under the Collateral shall have been executed and duly filed, and delivered in proper form including evidence of filing, and within 21 days after the Closing Date, duly registered with the relevant authorities (and if any consents shall be required in connection therewith – such consents have been satisfactorily delivered to the Lender);

(h)	All required bank accounts with the Lender have been opened and all related documents, including all documents, resolutions and confirmations relating to “know your customer” and other anti-money laundering checks, to FATCA and to other tax compliance matters, as set out in section 5.4 of the Commitment Letter - shall all be satisfactorily executed.

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(i)	All representations under the Finance Documents shall be true and correct as of the Closing Date.

(j)	all costs, fees, payments, expenses and other compensation contemplated by this Term Sheet and by the Finance Documents shall have been paid to the extent due.

(k)	There shall not be any impediment, limitation or prohibition to the utilization of the Facilities, as set out in section 5.1 of the Commitment Letter (mutatis mutandis).

(l)	There shall not occur any material adverse change as set out in section 5.2 to the Commitment Letter.

Conditions to subsequent utilizations under Facility C:	Each utilization of Facility C will be subject to customary conditions applicable in the Bank with respect to such Facilities, including: (a) accuracy of all representations which are to be repeated at such time; (b) it being the case that no Default is continuing or would result from making the utilization; (c) there shall not be any impediment, limitation or prohibition to the utilization of the Facilities, as set out in section 5.1 to the Commitment Letter (mutatis mutandis); and (d) there shall not occur any material adverse change as set out in section 5.2 to the Commitment Letter (mutatis mutandis).

Collateral:	Collateral for securing all present and future obligations and undertakings of the Borrowers to the Bank, of whatsoever nature (whether direct or indirect, whether actual or contingent, whether owed jointly or severally or in any capacity whatsoever), and with respect to any type or bank services, shall include the following, to be granted, in favor of the Finance Parties, together with all related confirmations, resolutions, certificates, irrevocable instructions, trust agreements, power of attorneys, and legal opinions, all - in form and substance reasonably satisfactory to the Finance Parties. All Collateral shall be first ranking and exclusive, free and clear of any pledges, charge, liens or any other security interest, shall serve as “cross collateral” securing indebtedness of both Borrowers, and shall be perfected as required under any applicable law.

(a)	an exclusive first ranking fixed pledge by Pointer HoldCo over the entire share capital and all other rights and means of control of the Company (including rights in connection with shareholders loans and management (or other similar) agreements). The pledged shares shall be registered in the name of the Bank’s trust company.

(b)	an exclusive first ranking floating charge by Pointer HoldCo over all of its assets, rights and interests, as shall be from time to time, and including a fixed charge over its registered capital stock and goodwill.

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(c)	exclusive first ranking fixed charges by Pointer Holdco over all rights relating to taxation (including right to use losses), insurances and indemnities.

(d)	an exclusive first ranking floating charge by Pointer (at Bank’s discretion – in addition to any existing first ranking floating charge granted by Pointer in favor of the Bank) over all of its assets, rights and interests, as shall be from time to time, and including a fixed charge over its registered capital stock and goodwill; at the request of the Bank, the existing floating charge specified above shall be updated and amended prior to the Closing Date.

(e)	an exclusive first ranking fixed charge by Pointer over all rights relating to taxation (including right to use losses), insurances and indemnities.

(f)	an exclusive first ranking pledge and assignment by way of pledge over all rights of the Borrowers under any documents relating to the Transaction, including under any merger agreement.

(g)	an exclusive first ranking pledge and assignment by way of pledge over all rights of the Borrowers in connection with any bank account held with the Bank.

(h)	cross-guarantees between the Borrowers.

(i)	Reserve Fund of US $3 million by Pointer Holdco to be in place within the first anniversary of the Closing Date, and pledged under an exclusive first ranking fixed pledge.

(j)	subordination of any shareholder’s loan provided or to be provided to Pointer HoldCo (including the US$50 million shareholder’s loan to be provided to Pointer HoldCo on the Closing Date), and of any other loans provided to Pointer Holdco by any direct or indirect shareholder or any of their affiliates.

(k)	An undertaking letter to be executed also by Parent in favor of the Finance Parties, in form satisfactory to the Lender, pursuant to which no payment will be made, and no collateral shall be provided by any of the Borrowers, or any of their subsidiaries, or entities held by them (the “Borrowers’ Group”), other than Pointer Do Brasil Comercial Ltda (“Pointer Brazil”), in connection with the Brazil Tax Proceeding, as defined below. Parent shall undertake that if any such entity shall notwithstanding be required or resolve to pay or to provide any such collateral, then the Parent shall assume such liability and shall make the payment or provide the collateral, as applicable. However, legal fees in connection with the Brazil Tax Proceeding may be paid by other members of the Borrowers’ Group, subject to a cap that shall be agreed under the Finance Documents.

(l)	Pledges over all assets and rights related or ancillary to the pledged assets set out above.

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Break Costs:

Any prepayment under the Finance Documents, under Facility A or Facility B, shall be subject to break costs, calculated as customary in the Bank and shall be further detailed in the Finance Documents, generally including the financial damage caused to the Lenders as a result of the prepayment, which shall be equal to the difference between: (i) all future payments under the applicable Facility that are being prepaid, discounted to reflect present value at the date of prepayment on the basis of the Discount Interest Rate, to (ii) all such payments, being discounted to reflect present value at the date of prepayment on the basis of the Reference Interest Rate, provided such difference is not lower than zero.

The “Discount Interest Rate” shall mean, in respect of the loans under Facilities A and B, the annual rate of interest that is used by the Bank on the prepayment date as the basis for determining the interest for its customers on deposits having similar terms to the prepaid amounts pursuant to their original repayment schedule (as shall be further detailed in the Finance Documents).

The “Reference Interest Rate” shall mean, in respect of the loans under Facilities A and B, the annual rate of interest that is used by the Bank on the Closing Date as the basis for determining the interest for its customers on similar loans (as shall be further detailed in the Finance Documents).

Voluntary Prepayments of loans under Facilities A and B:	At any time, in whole or in part (subject to minimum amounts and multiples to be agreed) on 30 days’ (but not more than 60 days) notice but subject to customary terms to be agreed, including no legal impediment and no Default occurring as a result of prepayment and to payment of (i) Break Costs and (ii) prepayment premium as follows:

(a)	Until the first anniversary of the Closing Date: 2% of the amount prepaid;

(b)	Any time after the first anniversary of the Closing Date and until the second anniversary of the Closing Date: 1% of the amount prepaid;

(c)	Any time after the second anniversary of the Closing Date: no prepayment premium shall be payable.

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Voluntary Cancellation of the Facilities:	At any time, in whole or in part (subject to minimum amounts and multiples to be agreed) on 7 business days’ notice, but subject to customary terms to be agreed, including no legal impediment, no Default occurring as a result of prepayment, and evidence of sufficient funds to consummate the Transaction.

Mandatory Prepayments:	(a)	Illegality.

	(b)	Receipt of Indemnities’ proceeds by the Borrowers in connection with the Transaction.

	(c)	Cash Sweep: Pointer HoldCo will immediately apply any amount Distributed to it by Pointer (“Distribution” - in any manner, including extension of loans, repayment of shareholders’ loans, payment of management or advisory fees, and any other payment (in cash or in kind)), except for any such Distributions deriving from profits made from the ongoing ordinary course of business of Pointer and Distributions made to cover the expenses of Pointer HoldCo in its normal course of operations as set out in paragraph (f) of the section entitled “Conditions to Closing”, such expenses to include expenses of the types and limitations to be agreed upon in the Finance Documents such as administrative costs, professional fees, directors’ remuneration and taxes, towards prepayment of the loan under Facility B (and thereafter, under Facility A).

Any mandatory prepayment shall be subject to payment of Break Costs and prepayment premium as set out above, and shall be applied as will be further detailed under the Finance Documents.

Representations and Warranties:

As customary for Lenders’ facilities of the kind contemplated under this Term Sheet (to apply to the Borrowers and to the Material Subsidiaries, and to be repeated on agreed dates during the term of the Facilities), in form and substance satisfactory to the Lenders, to be agreed by the Lenders and the Borrowers, and including, but not limited to: status, binding obligations, non-conflict, power and authority, validity and admissibility, governing law and enforcement, insolvency, no Default, no misleading information, pari passu ranking, no proceedings, taxation, no immunity, group structure, Pointer HoldCo as SPC (subject to clause (f) in the definition “Conditions to Closing”), good title to assets, legal and beneficial ownership, Transaction documents and disclosures, transaction authorisations, no breach of laws, company in violation, sanctions, anti-bribery and corruption, anti-money laundering, collateral, loans and guarantees, financial indebtedness, financial statements, labor matters, etc.

The Finance Documents shall include specific representations with respect to Pointer Brazil, pursuant to which Pointer Brazil is the sole entity being demanded by the Brazilian tax authorities to pay a tax amount (including penalties and interest) of $13.9 million as of the date hereof (the “Brazil Tax Proceeding”), without any other member of the Borrowers’ Group being liable in connection with such indebtedness or assuming any such indebtedness.

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Information Undertakings:

As customary for Lenders’ facilities of the kind contemplated under this Term Sheet, in form and substance satisfactory to the Lenders (to apply to the Borrowers and to the Material Subsidiaries), and including:

(a) on an annual basis, the audited consolidated financial statements of the Borrowers and unaudited non-consolidated financial statements of the Borrowers, by no later than March 31 of every calendar year;

(b) on a quarterly basis, the reviewed consolidated and non consolidated financial statements of the Borrowers, by no later than 90 days following the end of each calendar quarter;

(c) together with the delivery of any financial statement of the Borrowers, the Borrowers shall deliver to the Bank a certificate detailing the calculation of the financial covenants, as shall be further detailed in the Finance Documents.

(d) with respect to 2018: on the Closing Date, the Borrowers shall deliver to the Bank the annual financial statements of the Borrowers for 2018 or, with respect to Pointer Holdco, a confirmation by its auditor or legal advisor, that it is not required under law to prepare any financial statements for 2018 due to it being a new company.

(e) Additionally, on the Closing Date, the Borrowers shall deliver to the Bank an estimated pro forma balance sheet of Pointer HoldCo, substantially consistent with the information presented to the Bank in connection with this Term Sheet.

Distributions:	(a)	Distribution, including extension of loans, repayment of shareholders’ loans, payment of management or advisory fees, and any other payment (in cash or in kind) made by any of the Borrowers or any of their subsidiaries to direct or indirect shareholders of Pointer Holdco, or to any of their affiliates, shall be subject to the following cumulative conditions:

1.	The distribution is permitted under any law;

2.	No Event of Default or Potential Event of Default has occurred or is continuing;

3.	Following the Distribution, Pointer Holdco consolidated Net Debt/EBITDA Ratio shall not exceed 2.5;

4.	At least US $10 million of the principal amounts of the loans under any of Facility A and Facility B have been repaid prior to the Distribution.

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(b)	There shall be no restriction on Distributions by Pointer and all Material Subsidiaries to Pointer Holdco and by all Material Subsidiaries to Pointer.

Financial Covenants:	The following financial covenants shall be examined quarterly, on the date set for delivery of the financial statements of the Borrowers under the section entitled “Information Undertakings” (the “Examination Date”, and “Reporting Date” means 31 March, 30 June, 30 September and 31 December of each year, as applicable):

1.	Pointer Net Debt/EBITDA ratio shall be less than 2, based on its non-consolidated financial statement.

2.	Pointer’s Net Debt shall be less than 100% of its Working Capital, based on its consolidated financial statement.

3.	Minimum Equity of Pointer Holdco shall exceed US$60 million, based on its consolidated financial statement.

4.	Pointer Holdco Equity/total assets Ratio shall be greater than 35%, based on its consolidated financial statement.

5.	Pointer Holdco Net Debt/EBITDA Ratio, shall be less than 4, based on its consolidated financial statement.

6.	The ratio between Pointer EBIT during the four consecutive calendar quarters preceding the applicable Reporting Date, and the Current Payments during the four consecutive calendar quarters following the applicable Reporting Date, shall be greater than 1.2, based on its consolidated financial statements.

Definitions: The following terms shall be defined in the Finance Documents in accordance with the customary definitions used by the Bank, and based on the definitions set out below:

“Current Payments” means, the cumulative amount of principal and interest payments of loans under any of the Facilities payable during the relevant future 12 months period.

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“Debt” means, without duplication the total indebtedness and obligations of the applicable Borrower, direct and indirect (including on account of any guarantees, charges and pledges in favor of any third party and under any indemnification undertaking by the applicable Borrower as security for indebtedness and obligations of the types specified below incurred by any third party: (1) to banks and other financial institutions and (2) arising from debentures of any type, including bonds, notes and convertible notes and (3) on account of loans received from any direct or indirect shareholder or any of its affiliates or from any third parties or on account of amounts raised in any other way (but excluding shareholder loans provided to the applicable Borrower, with respect to which subordination undertakings in favor of the Bank and in form satisfactory to the Bank, were executed); and (4) on account of loans received from any third parties or on account of amounts raised in any other manner which are classified as incurring of indebtedness, or that their economic result is the incurrence of indebtedness; and (5) on account of amounts received as a result of selling or discounting receivables, accounts, bills or other financial assets, on terms which include recourse to the seller; and (6) on account of amounts raised under any other transactions and which are classified as financial indebtedness according to the applicable accounting principles.

“EBIT” means, EBITDA less depreciation and amortization.

“EBITDA” means, the net income of the applicable Borrower, before depreciation and amortization, financing expenses (save for such expenses classified as “Banking and other fees”), tax expenses (both current taxes and changes in deferred taxes), and excluding: (i) foreign currency translation losses and income, (ii) stock option and other equity-based compensation expenses, and (iii) net loss and income from disposed or discontinued operations subject to limitations to be agreed on the finance Documents, including limitation on amounts permitted to be excluded from EBITDA, all - for a period of 4 consecutive quarters immediately preceding the Reporting Date (including, for the avoidance of doubt, the quarter ending on the Reporting Date).

The Finance Documents shall include add backs and deductions to the EBITDA calculation with respect to the Reporting Dates to be agreed under the Finance Documents, as follows: (a) add back of the one time DBSI management fees and SEC fees referred to in the KPMG QoE dated February 1, 2019 and delivered to the Lender in connection with the Transaction, in a total amount not exceeding US$381,000; and (b) add back of the one time expenses relating to the Transaction, to be paid on or about the Closing date, in a total amount not exceeding US$3,000,000, provided the Lender received a detailed documented break down of such expenses.

“Equity” means, the equity of the applicable Borrower within the meaning thereof according to the applicable accounting principles, including shareholder loans provided to the applicable Borrower, with respect to which subordination undertakings in favor of the Bank and in form satisfactory to the Bank, were executed.

“Net Debt” means, Debt net of: (1) cash and cash equivalents; (2) deposits with banks and financial institutions that are authorized by law to carry on financial activity provided, that none of those are subject to pledge, charge or other security interest of any third party (other than in favor of the Bank), or to a trust arrangement or to other restrictions on withdrawal.

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“Working Capital” means, the sum of inventory and trade receivables (other than receivables that are subject to factoring, discounting, securitization, sale, or similar transactions) , net of: (i) trade payables; and (ii) deferred revenues and customers advances (for the avoidance of doubt, all – to the extent classified as current assets or liabilities, as applicable).

The Finance Documents shall include a specific arrangement relating to Pointer Brazil, such that in case Pointer Brazil will be required to provide any type of collateral or create any type of security interest over any of its assets, in connection with the Brazil Tax Proceeding, the Lender shall agree to the creation of such collateral or security interest, provided that: (1) the indebtedness secured by such collateral or security interest shall be on a non recourse basis, as shall be defined under the Finance Document, and the State Revenue Service of Sao Paolo shall have no rights (under any law or contract) to receive any payment or any asset from any member of the Borrowers’ Group other than Pointer Brazil. The Borrowers shall deliver to the Lender satisfactory evidence, at Lender’s discretion, of the non recourse nature of the collateral; and (2) Pointer Brazil shall be neutralized and excluded from the Pointer Holdco’s and Pointer’s financial statements for purpose of calculating the Financial Covenants, the manner and methodology of such exclusion to be, with respect to the first set of financial statements excluding Pointer Brazil delivered to the Lender, certified by an external independent accountant and approved by the Lender, at its discretion, and (3) Pointer shall be restricted from investing (including by way of loans and guarantees) in Pointer Brazil, as the Finance Documents shall include such other relevant restrictions as shall be agreed. in addition, the Lender shall have the right, under the Finance Documents, to request, at its discretion, that Pointer Brazil shall be neutralized and excluded from the Pointer Holdco’s and Pointer’s financial statements for purpose of calculating the Financial Covenants, as set out above (provided that such exclusion shall be required as of the first Reporting Date following the passing of 60 days from such Lender’s request).

The foregoing accounting data will be determined as specified in the financial statements of the applicable Borrower, provided that if such data is not specified thereunder, the applicable Borrower will provide the Bank with a confirmation signed by its external independent auditor.

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Investments, Acquisitions, Loans and Guarantees	Investments and acquisitions by Pointer, and loan and guarantees to any member of the Borrowers’ Group shall be subject to the following cumulative conditions:

1.	No Event of Default or Potential Event of Default has occurred or is continuing;

2.	Such actions are in the ordinary course of business of Pointer; and

3.	Such actions shall not exceed US$4 million in any calendar year.

General Undertakings:	As customary for Lenders’ facilities of the kind contemplated under this Term Sheet (to apply to the Borrowers and to the Material Subsidiaries), in form and substance satisfactory to the Lenders, to be agreed by the Lenders and the Borrowers, and including, but not limited to the following: except for Permitted Liens (to be agreed upon in the Finance Documents which shall include liens securing credit used for the purchase of the pledged asset under certain terms, and may include other permitted liens if such will be agreed under the Finance Documents) a negative pledge by Pointer Holdco and by Pointer over their assets and such negative pledge by any Material Subsidiary requiring such assets to remain free and clear of any pledges, charges, liens or any other security interest except of the Collateral; authorizations, compliance with laws, modification of organizational documents, SPC limitations applicable to Pointer Holdco, share capital, group structure, disposals, mergers, reorganization and structural changes, change of business, taxation and book records (except in respect of outstanding tax liability of Pointer Brazil and its subsidiaries which will be negotiated in good faith in the Finance Documents), pari passu ranking, loans and guarantees, financial indebtedness including factoring and receivables discounting, transaction with affiliates, sanctions, anti-bribery and corruption, anti-money laundering, Transaction documents and authorisations, maintenance of security interest, validity of security, company in violation.

Events of Default:

Events of Default to include events and circumstances customary for Lenders’ facilities of the kind contemplated by this Term Sheet, as will be detailed in the Finance Documents, including, but not limited to, with respect to non payment, breach of undertakings, representations and financial covenants, insolvency, insolvency and creditors’ proceedings, judgments and legal proceedings, material contracts, material adverse events relating to the Transaction, Change of Control (as generally defined below), MAE, cross default, audit qualifications, change of business, collateral related events.

“Change of Control”, including: (i) if Pointer Holdco does not hold, directly and solely, 100% of all means of control in Pointer, or does not effectively control it, as shall further be defined under the Finance Documents; and (ii) if Pointer Holdco is not solely 100% held by its parent at the Closing date, such parent being a public, Nasdaq (or NYSE) listed, Delaware corporation, or if such parent does not effectively control it, as shall further be defined under the Finance Documents.

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Borrowers shall be required to pay Break Costs and a prepayment premium in case of acceleration or other enforcement steps.

Potential Event of Default:	An event, act or condition which upon the giving of notice, expiry of a grace period, the making of any determination or the combination of the foregoing, would be an Event of Default.

Transfers/Assignments:	After the Closing Date, The Lenders will have the right to assign or transfer their rights and obligations under the Finance Documents to any financial institution and its affiliates (except hedge funds), and shall have the right to enter into any securitization or risk transfer transaction. In case of Default, the Lenders shall have the right to assign or transfer their rights and obligations to any person.

Taxes and Deductions:

All payments to be made to the Lenders under the Facility Agreement are to be made without set-off, or counterclaim and clear of any withholdings or deductions on account of any taxes. The Borrowers will also be responsible for the due payment of all levies, imposts, duties or charges, which may be incurred in connection with the Finance Documents.

Without derogating from the foregoing, the Finance Documents will include provisions relating to payment by the Borrower of tax gross up and tax indemnity payments, undertakings to pay VAT, FATCA related provisions and indemnities of the Finance Parties, as well as increased costs provisions relating to Borrower’s undertaking to pay any increased costs affecting Lenders’ financing and their yield in events relating to the entry into effect of new legal or regulatory requirements applicable to the financing under the Finance Documents, and other customary indemnities.

Fees and commissions:	In addition to the fees and payments paid pursuant to Part A of the Term Sheet, the Borrowers shall pay to the Lenders the following fees and payments:

(a)	Upfront Fee: a non-refundable one-time special payment in an amount of equal to US $540,000, payable on the date of signing the Facilities Agreement, in light of the Lender’s special specific examinations in connection with the entry into the financing contemplated hereunder, which involve specific examination relating to the Transaction, the collateral and the financial covenants set out hereunder.

The one-time payment paid pursuant to section 6 of the Commitment Letter shall be deducted from the Upfront fee set out above.

(b)	Credit Allocation Fee: 0.5% per annum of the total amount of the Facilities, payable as follows: (A) if by such date the Finance Documents are not executed - the date of termination of this Term Sheet as set out in section 10 to this Commitment Letter; (B) if the Finance Documents are executed prior to such date of termination - on the earlier of: (a) the Closing Date; and (b) the date to be set forth in the Finance Documents as the end of the availability period for utilizing Facilities A and B.

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(c)	Fees of the Bank’s trust company: The Borrowers shall pay the Bank’s trust company an annual fee for each year in advance, on the Closing Date and on each anniversary of the Closing Date, as long as the trust company holds the shares of Pointer.

(d)	The Borrowers shall also pay the Bank additional fees and payments, which are customary at the Bank for all customers of a size and type similar to the Borrowers’ Group, in connection with the regular, day-to-day, management and administration of banking transactions performed by the Borrowers, including, without limitation, documents’ editing commission with respect to any guarantees.

Costs and Expenses:	Borrowers shall pay of all costs and expenses, including without limitation, legal fees, translation expenses, and all other costs and expenses incurred by the Finance Parties in connection with the Finance Documents, whether or not the Facilities Agreement is signed, as well as costs and expense (including reasonable legal fees) incurred in connection with enforcement and Default (including in connection with this Term Sheet).

Governing law and jurisdiction	This Term sheet, the Finance Documents and any non-contractual obligations arising out of or in connection therewith are governed by the laws of the State of Israel. Each Party hereby irrevocably agrees that the competent courts of Tel-Aviv-Jaffa shall have sole and exclusive jurisdiction in connection with any dispute arising out of or in connection with any such documents and that no other courts shall have jurisdiction regarding such matters, provided, however, that if and to the extent the Lenders shall have a cause of action against any corporate entity based upon any undertaking or Finance Document executed by it, such action may be brought in any jurisdiction in which such corporate entity has an office or holds assets.

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ANNEX C

Interest Rate calculation

with respect to each of the loans under Facility A or Facility B

Interest Rate: a fixed interest, at an annual rate reflecting the result of the Base Interest + Margin.

Base Interest:

the weighted average rate of the gross yield to maturity (before tax), of the Selected Bonds, as of the 5 (five) trading days immediately preceding the Closing Date, as published by the Tel Aviv Stock Exchange, to be calculated by the Bank pursuant to the Weighted Average Formula. The foregoing weighted average rate must be stated as a percentage and rounded up to the nearest two digits after the decimal point.

However:

(a) if in any event, for whatever reason, at the discretion of the Bank, the weighted average cannot be calculated pursuant to paragraph (a) above, including if the issue of Bonds is discontinued, or the number of Bonds is reduced, or the gap between the weighted average of the Loan and the duration of each one of the two closest series of the Bonds exceeds two years, or if the daily trading of one of the series of Bonds is less than NIS 3 million – then the “Base Rate” shall be defined as the rate of interest in effect at the Bank on the Closing Date and which serves the Bank as the basis for determining interest for its customers on deposits in the currency, for the amount, of the category and for the period similar to the currency, amount, category of the relevant Loan and its repayment schedule.

(b) if there are no Selected Bonds available during the 5 (five) applicable trading days, the calculation will be made on the basis of any 3 (three) trading days out of such 5 (five) applicable trading days, on which such Selected Bods are available.

“Bonds” means, governmental bonds denominated in NIS, not linked to the Consumer Price Index, bearing interest at a fixed rate, the principal amount of which is payable in full on one fixed date, issued by the State of Israel and listed for trade on the Tel Aviv Stock Exchange, the daily trading of each one of them on the 5 (five) trading days immediately preceding the Closing Date is at least NIS 3 million.

“Loan” means, the loan under Facility A or Facility B, as applicable.

“Selected Bonds” means, the two series of Bonds having a duration which is the closest to the average life of the Loan (principal), one with a duration which is longer than the average life of the Loan and one with a duration which is equal to or shorter than the average life of the Loan, and provided that the gap between the duration of each one of the Bonds and the average life of the Loan does not exceed two years.

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“Weighted Average Formula” means,

YTMa + (YTMb - YTMa) / (Db-Da) * (Dd-Da)

As shall be calculated by the Bank, whereas:

“a” - the Selected Bond having equal or shorter duration than the average life of the Loan.

Da - the duration of “a”.

YTMa - the simple average of the gross yields to maturity (before tax) of “a” during the 5 Trading Days preceding Closing Date.

“b” - the Selected Bond having longer duration than the average life of the Loan.

Db - the duration of “b”.

YTMb - simple average of a the gross yields to maturity (before tax) of “b” during the 5 Trading Days preceding the Closing Date.

Dd – the average life of the Loan.

** the average life of a Loan shall be calculated by the Bank according to the Loan’s principal payments and such payments’ dates, and in accordance with the Bank’s normal practice applicable to the Loans.

Margin

Facility A – 4.45%

Facility B – 5.40%

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